Exhibit 10.14

AMENDMENT TO THE LETTER AGREEMENT BETWEEN HONEYWELL
INTERNATIONAL INC. AND DAVID J. ANDERSON, DATED JUNE 12, 2003

     WHEREAS, Honeywell International Inc. (the “Company”) and Mr. David J. Anderson (the “Executive”) entered into a letter agreement dated June 12, 2003 (the “Letter Agreement”) which was intended to set forth certain terms and conditions relating to the compensation and benefits for which Executive would be eligible during his employment with the Company; and

     WHEREAS, the Company and the Executive wish to amend the Letter Agreement to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

     NOW, THEREFORE, the Letter Agreement is hereby amended effective December 31, 2008 in the following manner:

1.	Under Section I “Compensation,” the subsection entitled “Annual Incentive Bonus” shall be replaced in its entirety with the following language:

“Annual Incentive Bonus: You shall be eligible for annual awards under the Honeywell International Inc. Incentive Compensation Plan for Executive Employees, with a short-term incentive compensation target opportunity of at least 100% of your annual cash base salary earnings during the year.”

2.	Under Section II “Benefits,” the subsection entitled “Pension” shall be replaced in its entirety with the following language:

“Pension: You will be eligible for an enhanced retirement benefit through a combination of Honeywell’s qualified retirement plan and a special non-qualified pension enhancement that will provide:

A monthly benefit equal to the benefit provided under the Honeywell International Inc. Supplemental Executive Retirement Plan for Executives in Career Band 6 and Above (the “SERP”). Honeywell will credit your years of service with both ITT and Honeywell as Service under the SERP for all plan purposes. Such benefit will be paid as an annuity as of the first of the month following 105 days following the later of your Separation from Service (as such term is defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) or your earliest retirement date as provided under the SERP.

Plus,

If you retire on or after age 60, a benefit for your lifetime in the amount of $125,000 annually, commencing as of the first of the month following your Separation from Service. In the event that you are terminated by the Company, other than for Gross Cause (as defined in the Honeywell International inc. Senior Severance Plan, as amended from time to time (the “Senior Severance Plan”)), payment will commence as of the later of the first of the month following your Separation from Service or January 1, 2010. In the event of change of control that also qualifies as a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Final Regulation 1.409A-3(i)(5), or any successor thereto, payment will commence on the later of (i) the date on which such change in control is consummated and (ii) January 1, 2010. If you retire on or after age 62, this lifetime benefit will be in the amount of $175,000 annually.

Notwithstanding the foregoing, if you are a “Specified Employee” within the meaning of Section 409A of the Code at the time of your Separation from Service (including, without limitation, your retirement), the payments of your enhanced retirement benefit to which you would otherwise be entitled during the first six months following your Separation from Service shall be deferred and accumulated for a period of six months and paid in a lump sum on the first day of the seventh month following such Separation from Service (or, if earlier, the date of your death), with no interest or earnings accruing on such payments during the deferral period.

3.	Under Section II “Benefits,” the subsection entitled “Senior Executive Severance” shall be replaced in its entirety with the following language:

“Senior Executive Severance: The Company will provide 36 months of continued base salary, annual incentive bonus at the target bonus opportunity then in effect, and certain benefits in the event of your involuntary termination for other than Gross Cause (as defined in the Senior Severance Plan). Such severance shall be payable in accordance with the terms and conditions of the Senior Severance Plan.”

4.	Under Section II “Benefits,” a new paragraph shall be inserted at the end of such section, which such paragraph shall read as follows:

“The Company and you intend that the terms of this offer shall comply with Section 409A of the Code and shall be interpreted, operated and administered accordingly.”

HONEYWELL INTERNATIONAL INC.

/s/ Mark James
Mark James
Senior Vice President – Human Resources and
Communications

DAVID J. ANDERSON

/s/ David J. Anderson

Dated: December 17, 2008